EXHIBIT 10.2

FIRST AMENDMENT TO CORPORATE CENTER LEASE

DATED 10-01-06, FLOOR 4

601 W. MARKET STREET

LOUISVILLE, KENTUCKY

This First Amendment to Corporate Center Lease dated this 8 day of July, 2008 shall amend the terms of that lease dated October 1, 2006, comprised of floor 4 of the Republic Corporate Center (“Lease”) by and between TEECO Properties (“Landlord”) and Republic Bank & Trust Company (“Tenant”).

Landlord and Tenant agree that the terms of the Lease shall be amended to provide for an early termination provision option that may be exercised at the sole election of Tenant, upon notice to Landlord.  Article II of the original lease referenced herein shall be specifically amended to read in its entirety as follows:

ARTICLE II.  TERM/OPTION TO RENEW

Landlord leases the Premises to Tenant and Tenant hires and takes the Premises from Landlord, for a term of five (5) Lease Years commencing on the first day of October, 2006 (the “Lease Commencement Date”) and expiring at midnight on the last day of the 60th month thereafter unless sooner terminated pursuant to the terms hereof.  Tenant may at Tenant’s option, with one hundred eighty (180) days prior written notice to Landlord, terminate this Lease prior to its termination date, subject to Tenant’s payment to Landlord of a early termination fee equal to the present value of the remaining rental payments due to Landlord net of Tenant’s actual paid moving expenses. “Lease Year” shall mean a year period beginning on the first day of a month, which is the first calendar month of the term of the Lease and ending on the day before the anniversary of the first day of such year.

Notwithstanding the above, the option of Tenant to terminate referenced above shall immediately lapse upon a “Change of Control” of the Tenant or Tenant’s parent company, Republic Bancorp, Inc. (Parent Company)  “Change in Control” shall mean (i) an event or series of events which have the effect of any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, becoming the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Tenant or the Parent Company, representing a greater percentage of the combined voting power of the Tenant or the Parent Company’s then outstanding stock, than the Trager family members as a group; (ii) an event or series of events which have the effect of decreasing the Trager family members’ percentage ownership of the combined voting power of the Tenant’s or the Parent Company’s then outstanding stock to less than 25%; or (iii) the business of the Tenant or the Parent Company is disposed of pursuant to a partial or complete liquidation, sale of assets, or otherwise.  A “Change in Control” shall also be deemed to occur if (i) the Tenant or the Parent Company enters into an agreement, the consummation of which would result in the occurrence of a “Change in Control”, (ii) any person publicly announces an intention to take or to consider taking actions which have consummated would constitute a “Change in Control”, (iii) the Tenant’s or the or the Parent Company’s Board adopts a resolution to the effect that a potential “Change in Control” for purposes of this Lease has occurred.  For purposes of this paragraph, “Trager family members” shall mean Bernard M. Trager, Jean S. Trager and any of their lineal descendants, and any corporation, partnership, limited liability company or trust the majority owners or beneficiaries of which are directly or indirectly through another entity, Bernard M. Trager, Jean S. Trager, or one or more of their lineal descendants, including specifically but without limitation, the Landlord.

Tenant shall have two five-year options to renew this lease for an additional five-year period for each option term at a rent adjustment proportionate with the increase in the Consumer Price Index, all urban consumers over each year of the preceding term.  Tenant shall notify Landlord of Tenant’s intent to exercise such option within 90 days of the expiration of the original term of this Lease or the first renewal term.

All other terms, conditions and provisions of that Lease dated October 1, 2006 shall remain unchanged and incorporated by reference under this First Amendment of Lease.  If there shall be any conflict between the original Lease and this First Amendment of Lease, this First Amendment of Lease shall control.

IN WITNESS WHEREOF, Landlord and Tenant, intending to be legally bound hereby, have caused this First Amendment of Lease to be executed by their duly authorized officers as of the day and year first set forth above.

TEECO Properties

By:	/s/ Steve Trager

REPUBLIC BANK & TRUST COMPANY

By:	/s/ Kevin Sipes